Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 15, 2024 relating to the financial statements appearing in the Annual Report on Form 10-K of CytoDyn Inc. for the year ended May 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Hartford, CT

November 3, 2025